Exhibit 10.5

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Employment Agreement by and between Durata Therapeutics, Inc. and John Shannon (“Executive”), effective as of June 20, 2012 (the “Agreement”), is made and entered into July 29, 2014 (the “Amendment Effective Date”). Certain capitalized term shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, as of the Amendment Effective Date, the Company and the Executive hereby agree as follows:

1. The parties hereby amend Section 5.3 (b)(i) of the Agreement by replacing such subsection in its entirety with the following:

“ (i) Subject to Section 5.3(b)(ii) below, the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to twelve (12) months of the Executive’s Base Salary at the annualized rate in effect on the Severance Date Such amount is referred to herein as the “Severance Benefit”. Subject to Section 19.1. the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one-twelfth ( 1⁄12)).”

2. The parties hereby amend Section 5.3(b)(ii) of the Agreement by replacing the word “sixth (6th)” in the ninth line of such subsection with the word “twelfth (12th)”.

3. The parties hereby amend Section 5.3(c)(i) of the Agreement by replacing such subsection in its entirety with the following:

“(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to twelve (12) months of the Executive’s Base Salary at the annualized rate in effect on the Severance Date. Such amount is referred to herein as the

“CIC Severance Benefit”. Subject to Section 19.1, the Company shall pay the CIC Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate CIC Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one-twelfth ( 1⁄12th).

4. The parties hereby amend Section 5.3(c)(ii) of the Agreement by replacing the word “sixth (6th)” in the ninth line of such subsection with the word “twelfth (12th)”.

The remainder of the Agreement shall be unchanged and remain in full force and effect.

COMPANY		EXECUTIVE
Durata Therapeutics, Inc.		John Shannon

By:	/s/ Patricia Adams	/s/ John Shannon
Name:	Patricia Adams	John Shannon
Title:	Senior Director, Human Resources